Exhibit (c)(13)

– Confidential Draft – Project Gemini: Confidential Discussion Materials May 5, 2022

– Confidential Draft –

Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Gemini in connection with its evaluation of a proposed share reclassification and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Gemini and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Gemini. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Gemini or any other entity, or concerning the solvency or fair value of Gemini or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Gemini as to their respective future financial performances, and at your direction Centerview has relied upon such forecasts, as provided by Gemini's management, with respect to both Gemini, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Gemini.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Gemini (in its capacity as such) in its consideration of the proposed share reclassification, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Gemini or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

CENTERVIEW PARTNERS 1

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Summary Of Governance Rights In Companies With Major Shareholder

Includes companies with > $15bn market cap, family / founder shareholder between ~15-30% and single class of shares

Company	Market Cap	Shareholder	% Owned 10 Years Ago → Today	Shareholder Executive Role		Board 10 Years Ago → Today	Lead Indep. Director	Majority Vote Standard	
W. R. Berkley Corporation	18.3	William and Robert Berkley	19.6% → 21.9%	✓	Exec. Chairman; CEO	2 of 9 → 2 of 9 (22% → 22%)	✓	✓	
J.B. Hunt	17.8	Johnelle Hunt	17.5% → 17.4%	✗	None	1 of 11 → 1 of 11 (9% → 9%)	✓	✓	Previously held 3 Board seats up until 2004
Loews Corporation	15.2	Tisch Family	9.8% → 17.4%	✓	Non-exec. Chairman, CEO	3 of 13 → 3 of 12 (23% → 25%)	✓	✓	
Brown & Brown Insurance	17.0	Brown Family	15.9% → 15.9%	✓	Non-exec. Chairman, CEO	2 of 11 → 2 of 12 (18% → 17%)	✓	✓	
Tesla	933.2	Elon Musk	29.2% → 15.8%	✓	CEO	2 of 8 → 2 of 9 (Loss of Chairman seat) (25% → 22%)	✓	✗	Proposal to move from supermajority to MVS failed
Marriott	58.3	Marriott Family	15.5% → 15.7%	✓	Exec. Chairman	2 of 10 → 3 of 14 (Reducing to 2 of 12 after AGM) (20% → 21%)	✓	✓	3rd family member joined Board in 2021 for transition
Arista	$36.4	Andreas Bechtolsheim	19.7% → 15.3%	✓	Non-exec. Chairman, CDO	1 of 7 → 1 of 9 (14% → 11%)	✓	✗	
paycom	17.6	Chad Richison	22.0% → 14.0%	✓	Non-exec. Chairman CEO	1 of 6[(1)] → 1 of 7 (Gain of Chairman seat) (14% → 14%)	✓	✓	
Fortinet	47.0	Ken and Michael Xie	16.6% → 14.9%	✓	Non-exec. Chairman, CEO; CTO	2 of 7 → 2 of 8 (29% → 25%)	✓	✗	Current S/H proposal for simple majority vote

Details on following page

Source: Company filings, CapIQ and FactSet.
Note: U.S. Dollars in billions. Ordered highest to lowest by insider ownership.
(1) As of IPO in 2014.

CENTERVIEW PARTNERS 2

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Marriott HOTELS • RESORTS • SUITES

Case Study: Marriott

Marriott family has ~15.5% ownership and maintains the Executive Chairman and 2 other Directors roles for 3 of 14 (21%) Board seats[1]

Background

- Hospitality company founded by J.W. and Alice Marriott in 1927, and has been helmed by multiple family members
- J.W. served as CEO until 1985 and Alice was a Director
- Son, J.W. Marriott Jr., has been Executive Chairman since 1985 and was CEO from 1972 – 2012
- CEOs have been non-family since J.W. Marriott Jr. left in 2012
- In 1998, shareholders voted against a reclassification into dual class structure to give Family more voting power

Key Governance Points

Separate Chairman and CEO	✓
Independent Lead Director	✓
Majority Vote Standard	✓
Director Resignation Policy (Age 72)	✓
Supermajority to Remove Directors	✓
Proxy Access	✗
Classified Board	✗

Current Involvement

- Marriott family is largest shareholder with ***15.5%*** ownership
- Currently 3 family members on the Board
  - Son, J.W. Marriott, Jr., is current Executive Chairman
  - Grandson, David Marriott, is current Director and Chairman-Elect[1]
  - Granddaughter, Deborah Marriott Harrison, is current Director
- Grandson-in-law, Ronald Harrison, is current Global Design Officer
- J.W. Marriott, Jr. will be retiring as of the 2022 Annual Meeting
  - David Marriott added to Board in 2021 as replacement
  - Historically have been 2 family members on the Board
- Lawrence Kellner also retiring at 2022 Annual Meeting
  - Frederick Henderson to become Independent Lead Director

Current Directors

	Director	Role	Board Tenure
☆	J.W. Marriott, Jr.	Executive Chairman	1964
	Anthony Capuano	CEO, Marriott	2021
☆	David Marriott	Chairman-Elect	2021
☆	Deborah Marriott Harrison	Director	2014
	Isabella Goren	Director	2022
	Frederick Henderson	Director	2013
	Eric Hippeau	Director	2016
	Lawrence Kellner	Independent Lead Director	2002
	Debra Lee	Director	2004
	Aylwin Lewis	Director	2016
	Margaret McCarthy	Director	2019
	George Munoz	Director	2002
	Horacio Rozanski	Director	2021
	Susan Schwab	Director	2015

Source: Company filings.
(1) J.W. Marriott, Jr. to retire from Executive Chairman role in May 2022. Not publicly disclosed whether David Marriott's title will be Executive Chairman or Chairman.

CENTERVIEW PARTNERS

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Case Study: J.B. Hunt

Hunt family has 17.4% ownership and has no executive roles and 1 of 11 (9%) Board seats as a Director

Background

- Transportation and Logistics Company founded in 1961 by J.B. and Johnelle Hunt
- J.B. served as President, CEO until 1982 when he stepped down to become Chairman; Chairman until 1995 and remained on Board until 2004
- Johnelle worked at Company since its founding and was a Director from 1993-2007
- Son, Bryan Hunt, joined Company in 1983 through its Management Training program; became Director and Vice Chairman of Board in 1991

Current Involvement

- Johnelle remains largest shareholder with ***17.4%*** ownership
- Bryan Hunt is remaining family member on Board of Directors; retired from Company in 1997
- At one point held 3 Board positions (J.B., Johnelle and Bryan)
  - J.B. Hunt retired from Board in 2004 (passed away in 2006)
  - Johnelle retired from Board in 2007 due to mandatory retirement age of 72 for Directors

Key Governance Points

Separate Chairman and CEO	✓
Independent Lead Director	✓
Majority Vote Standard	✓
Director Resignation Policy (Age 72)	✓
Supermajority to Remove Directors	✗
Proxy Access	✗
Classified Board	✗

Current Directors

Director	***Role***	***Board Tenure***
Kirk Thompson	Chairman	1985
Douglas G. Duncan	Director	2010
Francesca M. Edwardson	Director	2011
Wayne Garrison	Director	1981
Sharilyn S. Gasaway	Director	2009
Gary C. George	Director	2006
Thad Hill	Director	2021
☆ Bryan Hunt	Director	1991
Gale V. King	Director	2020
John N. Roberts, III	Director	2010
James L. Robo	Independent Lead Director	2002

Source: Company filings.

CENTERVIEW PARTNERS
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Selected Prior Share Reclassification Situations

Represents selected prior reclassification situations since 2000 for companies with >$500mm market capitalization at announcement

Group	Company	Date Ann.	Equity Val. @ Ann.	Votes (H / L)	Total High Vote Economic (Pre / Post)	Total High Vote Voting (Pre / Post)	HV / LV Exchange Ratio	Cash / Stock Mix	Ann. Exchange Prem.[1]	Prem. % of Mkt Cap	Commentary / Rationale
Family / Founder Controlling Shareholder	National Research	09/17	$1.0	1 / 0.01	14% / 14%	94% / 14%	1.00x	36% / 64%	57%	8.3%	HV traded at ~57% prem.; Offer in-line with trading; LV 1/6th dividend
	Stewart Info	01/16	0.8	1 / 1	4% / 4%	4% / 4%	1.00x	26% / 74%	35%	1.5%	Morris Family controlled majority of Class B shares; Elects 4 of 9 Directors; Engine Capital on board pre-reclass
	Forest City	12/16	5.5	10 / 1	7% / 9%	44% / 9%	1.31x	-- / 100%	31%	2.9%	Activist situation with rumored M&A; Ratner family elects majority of Board; Board evaluation of alternatives
	Hubbell	08/15	5.7	20 / 1	12% / 12%	74% / 12%	1.00x	22% / 78%	28%	3.5%	Trustee sought potential share sale, Company offered premium; Standstill agreement with Trustee
	Reader's Digest	04/02	2.3	1 / --	12% / 15%	100% / 15%	1.22x	-- / 100%	22%	3.3%	Family controller Trust desired diversification; Sent first proposal ~30% premium
	Sotheby's[2]	09/05	1.0	10 / 1	22% / 12%	62% / 12%	0.51x	58% / 42%	19%	13.3%	Taubman family controller desired premium; no premium for other Class B shareholders given Class B O/S below 50%
	Robert Mondavi	08/04	0.6	10 / 1	36% / 40%	85% / 40%	1.17x	-- / 100%	17%	6.9%	Deal maintained announced 1.165x ratio
	Alberto-Culver	10/03	3.6	1 / 0	55% / 55%	92% / 55%	1.00x	-- / 100%	--	--	Liquidity; Investor confusion; Governance
	Aaron's Inc.	09/10	1.4	1 / --	14% / 14%	100% / 14%	1.00x	-- / 100%	--	--	Liquidity; Align vote/econ; Attract investors
	Minimum				**4% / 4%**	**4% / 4%**	**0.51x**		**--**	**--**	
	Median				**14% / 14%**	**85% / 14%**	**1.00x**		**22%**	**3.3%**	
	Maximum				**55% / 55%**	**100% / 55%**	**1.31x**		**57%**	**13.3%**	
No Family / Founder Controlling Shareholder	CTE	04/03	$0.9	15 / 1	9% / 9%	58% / 9%	1.09x	-- / 100%	9%	0.8%	Single holder, L3, has 50.2% of high vote and 29% of total vote
	Snowflake	03/21	76.6	10 / 1	82% / 82%	98% / 82%	1.00x	-- / 100%	--	--	Class B shares held by Pre-IPO investors converted to Class A shares
	VMware	10/21	67.8	10 / 1	73% / 73%	96% / 73%	1.00x	-- / 100%	--	--	Spin-related distribution
	SAP	02/01	48.8	1 / --	58% / 58%	100% / 58%	1.00x	-- / 100%	--	--	Transparent cap structure; greater flexibility; governance
	Time Warner Cable	05/08	30.5	10 / 1	8% / 8%	45% / 8%	1.00x	-- / 100%	--	--	Spin-related distribution
	Conoco	07/01	17.3	5 / 1	70% / 70%	92% / 70%	1.00x	-- / 100%	--	--	Spin-related distribution
	Raytheon	02/01	12.2	1 / 1[3]	70% / 70%	70% / 70%	1.00x	-- / 100%	--	--	Spin-related distribution
	GameStop	12/06	4.2	10 / 1	39% / 39%	87% / 39%	1.00x	-- / 100%	--	--	Simplify cap. structure; liquidity; governance
	Waddell Reed	12/00	3.0	5 / 1	48% / 48%	82% / 48%	1.00x	-- / 100%	--	--	Reduce investor confusion, liquidity, simplify capital structure
	Chipotle	10/09	2.6	10 / 1	52% / 52%	92% / 52%	1.00x	-- / 100%	--	--	Eliminate discount; liquidity; attract investors
	Agere Systems	12/04	2.4	1 / 1[3]	52% / 52%	52% / 52%	1.00x	-- / 100%	--	--	Liquidity; Investor confusion; improve governance
	Victory Capital	09/21	2.3	10 / 1	76% / 76%	97% / 76%	1.00x	-- / 100%	--	--	Strengthen governance; increase inclusion in indices; eliminate confusion
	Eagle Materials	01/06	2.3	1 / 1[4]	48% / 48%	48% / 48%	1.00x	-- / 100%	--	--	Simplify cap. structure; liquidity; investor confusion
	Freeport-McMoran	02/02	2.1	1 / 1[3]	61% / 61%	61% / 61%	1.00x	-- / 100%	--	--	Spin-related distribution
	SunPower	09/11	1.1	8 / 1	42% / 42%	85% / 42%	1.00x	-- / 100%	--	--	Spin-related distribution
	Curtiss	02/05	1.1	1 / 1[3]	41% / 41%	41% / 41%	1.00x	-- / 100%	--	--	Spin-related distribution
	Gartner Inc.	02/05	1.0	1 / 1[3]	20% / 20%	20% / 20%	1.00x	-- / 100%	--	--	Maintained vote / econ%; Lost director majority
	FECI	02/03	0.9	1 / 1[3]	54% / 54%	54% / 54%	1.00x	-- / 100%	--	--	Spin-related distribution
	Mueller Water	10/09	0.7	8 / 1	74% / 74%	96% / 74%	1.00x	-- / 100%	--	--	Liquidity; reduce investor confusion; improve governance
	Triarc Companies	04/08	0.6	1 / 0.1	31% / 31%	82% / 31%	1.00x	-- / 100%	--	--	Acquiror in competitive merger process
	Minimum				**8% / 8%**	**20% / 8%**	**1.00x**		**--**	**--**	
	Median				**50% / 50%**	**76% / 50%**	**1.00x**		**--**	**--**	
	Maximum				**74% / 74%**	**100% / 74%**	**1.09x**		**9%**	**0.8%**	

Source: Company filings and FactSet. Includes companies above $500mm equity value at announcement of reclassification.
(1) Defined as ((Exchange Ratio + Cash Consideration) / Low Vote Shares - 1) on last trading day prior to announcement. (2) Only Taubman family Class B shares were exchanged at premium for cash and stock. Remaining Class B shares were automatically converted to Class A according to the Articles as outstanding Class B shares represented less than 50% of aggregate votes. (3) Class B entitled to elect 80% of Directors. Same voting power as Class A on all other matters. (4) Class B shares entitled to elect 85% of Directors. Same voting power on all other matters.

CENTERVIEW PARTNERS
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– Confidential Draft – Const t Market Cap alysis At Various Potential Exch ge Ratios / Premiums Summary Metrics At Various Illustrative Exch ge Ratios / Premiums For reference Exch ge Premium – 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% Exch ge Ratio 1.00x 1.05x 1.10x 1.15x 1.20x 1.25x 1.30x 1.35x New Shares Issued to B (mm) 23.2 24.4 25.5 26.7 27.8 29.0 30.2 31.3 Value Of Shares Issued ($bn) $5.9 $6.1 $6.4 $6.6 $6.9 $7.1 $7.4 $7.6 Implied Premium ($bn) – (0.3) (0.5) (0.8) (1.0) (1.3) (1.5) (1.7) Implied Premium As % Of Mkt. Cap – 0.5% 1.1% 1.6% 2.1% 2.6% 3.1% 3.6% Pro Forma Class A Ownership 87.8% 87.2% 86.7% 86.2% 85.6% 85.1% 84.6% 84.1% Pro Forma Class B Ownership 12.2% 12.8% 13.3% 13.8% 14.4% 14.9% 15.4% 15.9% Pro Forma S ds Ownership 16.9% 17.4% 17.9% 18.4% 18.9% 19.3% 19.8% 20.3% Illustrative Compensation Value ($bn)(2) $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 Implied Premium Incl. Compensation (0.6%) (0.1%) 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% Value (% Of Market Cap) Source: Comp y filings, Wall Street research d FactSet. Note: U.S. Dollars in billions, except per share amounts. Share counts in millions. (1) Based on illustrative nual compensation savings of $16.3mm tax affected at 20% d valued at Gemini current P/E multiple of 22.0x.

– Confidential Draft – Const t Share Price alysis At Various Potential Exch ge Ratios / Premiums Summary Metrics At Various Illustrative Exch ge Ratios / Premiums For reference Exch ge Premium – 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% Exch ge Ratio 1.00x 1.05x 1.10x 1.15x 1.20x 1.25x 1.30x 1.35x New Shares Issued to B (mm) 23.2 24.4 25.5 26.7 27.8 29.0 30.2 31.3 Value Of Shares Issued ($bn) $5.9 $6.2 $6.5 $6.8 $7.1 $7.4 $7.7 $7.9 Implied Premium ($bn) – (0.3) (0.6) (0.9) (1.2) (1.5) (1.8) (2.1) Implied Premium As % Of Mkt. Cap — 0.6% 1.2% 1.8% 2.4% 3.1% 3.7% 4.3% Pro Forma Class A Ownership 87.8% 87.2% 86.7% 86.2% 85.6% 85.1% 84.6% 84.1% Pro Forma Class B Ownership 12.2% 12.8% 13.3% 13.8% 14.4% 14.9% 15.4% 15.9% Pro Forma S ds Ownership 16.9% 17.4% 17.9% 18.4% 18.9% 19.3% 19.8% 20.3% Illustrative Compensation Value ($bn)(1) $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 $0.3 Implied Premium Incl. Compensation (0.6%) 0.0% 0.6% 1.2% 1.9% 2.5% 3.1% 3.7% Value (% Of Market Cap) Initial proposal Source: Comp y filings, Wall Street research d FactSet. Note: U.S. Dollars in billions, except per share amounts. Share counts in millions. (1) Based on illustrative nual compensation savings of $16.3mm tax affected at 20% d valued at Gemini current P/E multiple of 22.0x. Initial proposal